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                                                                    EXHIBIT 99.1


MARCH 26, 2001             COMPANY PRESS RELEASE         SOURCE: FLOWERS FOODS

FLOWERS FOODS, INC. SPIN-OFF COMPLETED; KELLOGG ACQUIRES KEEBLER

THOMASVILLE, GA-Flowers Foods, Inc. (NYSE: FLO) today announced the completion of its spin-off from Flowers Industries, Inc. and Kellogg Company's simultaneous acquisition of Keebler Foods Company through the merger of Flowers Industries with a wholly-owned subsidiary of Kellogg. As a result of the spin-off of Flowers Foods, which includes Flowers Bakeries and Mrs. Smith's Bakeries, Flowers Industries' sole asset at the time of the merger was its majority ownership interest in Keebler.

Under the terms of the spin-off and merger, Flowers Industries shareholders will receive a cash payment expected to be $12.50 per share and one share of Flowers Foods common stock for every five shares of Flowers Industries common stock they own.

"These related transactions deliver excellent value to Flowers Industries shareholders from its Keebler investment and at the same time enable Flowers Foods to continue as a financially stronger entity focused on Flowers' core strengths in its Flowers Bakeries and Mrs. Smith's Bakeries divisions," said Amos R. McMullian, Flowers Foods' chairman of the board and chief executive officer. "We believe Flowers Foods will be well-positioned to create value for shareholders by continuing to grow in the baked foods market."

Cash Payment to Shareholders

Direct Ownership--Shareholders who own their shares directly will exchange their existing Flowers Industries shares for cash. Detailed instructions will be sent in several days to those shareholders who hold their shares directly on how to exchange their stock certificates for the cash payment.

Ownership Though Bank or Broker--Shareholders who own their shares through a bank or broker will not be required to take any action to receive the cash, since the bank or broker will process the exchange on behalf of its customers.

Delivery of Flowers Foods Shares

Flowers Industries shareholders will receive their shares of Flowers Foods common stock automatically-no action is required on the part of the shareholder. Flowers Foods will promptly send to shareholders a statement evidencing their shares in the new company.

Flowers Industries Debentures

In connection with the spin-off and merger, the $199,797,000 in principal amount of the $200 million in aggregate principal amount of 7.15% Debentures due 2028 of Flowers Industries that were tendered pursuant to Flowers Industries' fixed spread tender offer for the Debentures were


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accepted and paid for. The remaining $203,000 in principal amount of Debentures that were not tendered in the offer remain outstanding as obligations of Flowers Industries, which is now a wholly-owned subsidiary of Kellogg Company.

Adoption of Shareholder Rights Plan

Flowers Foods also announced today that its board of directors has adopted a shareholder rights plan that provides for rights to be issued to shareholders of record on March 26, 2001.

"This action was taken after careful study," said McMullian. "The new plan is intended to protect the company and its shareholders from potentially coercive takeover practices or takeover bids that are inconsistent with the interests of the company and its other constituencies."

Under the plan, the rights will initially trade together with Flowers Foods common stock and will not be exercisable. In the absence of further board action, the rights generally will become exercisable and allow the holder to acquire common stock at a discounted price if a person or group acquires 15 percent or more of the outstanding shares of Flowers Foods common stock. Rights held by persons who exceed the applicable threshold will be void. In certain circumstances, the rights will entitle the holder to buy shares in an acquiring entity at a discounted price.

Flowers Foods' board of directors may, at its option, redeem all rights for $.01 per right generally at any time prior to the rights becoming exercisable. The rights will expire on March 26, 2011, unless earlier redeemed, exchanged, or amended by the board of directors.

The issuance of the rights is not a taxable event, will not affect Flowers Foods' reported financial condition or results of operations (including earnings per share) and will not change the way in which Flowers Foods common stock is traded.

Credit Facility

In connection with the spin-off, Flowers Foods obtained a $380 million credit facility through Bankers Trust Company as Administrative Agent and SunTrust Bank as Syndication Agent. The facility is secured by substantially all of the assets of Flowers Foods and is comprised of a four-year $100-million term loan; a six-year $150-million term loan; and a $130-million revolving credit facility.

About Flowers Foods

Flowers Foods will trade on the New York Stock Exchange under the symbol FLO. Headquartered in Thomasville, Ga., Flowers Foods is one of the nation's leading producers and marketers of packaged bakery foods for retail, foodservice, in-store bakery, institutional and vend customers. These products are sold under such brands as Mrs. Smith's, Nature's Own, and Cobblestone Mill.

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Statements contained in this press release that are not historical facts are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statement contained in this release and that may affect the company's prospects in general include, but are not limited to, changes in general economic and business conditions (including the baked foods markets), and such other factors as are described in the company's filings with the Securities and Exchange Commission.